UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, 17th Floor, Houston, Texas 77056

62 Buckingham Gate, London SW1E 6AJ

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The purpose of this Current Report is solely to report the resolution of the final matter relating to the previously-disclosed Cameron merger litigation, which was dismissed in April 2016.

On August 25, 2015, Schlumberger Holdings Corporation (“Schlumberger US”), Rain Merger Sub LLC (“Merger Sub”), Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”) and Cameron International Corp. (“Cameron”) entered into an Agreement and Plan of Merger. After the announcement of the merger, Cameron, Cameron’s directors, Schlumberger US, Merger Sub and Schlumberger were named as defendants in four purported class action lawsuits related to the proposed merger that were filed in the Delaware Court of Chancery. These lawsuits were consolidated for all purposes under the caption In re Cameron International Corp. Stockholders Litigation, C.A. No. 77506, and the plaintiffs filed a Consolidated Amended Class Action Complaint. The plaintiffs generally alleged that Cameron’s directors breached their fiduciary duties to Cameron’s stockholders and that Cameron, Schlumberger US, Merger Sub and Schlumberger aided and abetted the alleged breaches. The plaintiffs and defendants agreed on additional disclosures that Cameron included in its definitive proxy on Schedule 14A filed on November 17, 2015 (the “Proxy”). The plaintiffs thereafter withdrew their pending motions to expedite proceedings and to preliminarily enjoin the stockholder vote on the merger.

The merger closed on April 1, 2016, and Cameron became an indirect wholly-owned subsidiary of Schlumberger.

On April 15, 2016, the Delaware Court of Chancery dismissed the lawsuit but retained jurisdiction solely for the purpose of adjudicating plaintiffs’ counsel’s anticipated application for an award of attorneys’ fees and reimbursement of expenses in connection with the additional Proxy disclosures. The parties subsequently agreed to a payment made directly by Schlumberger to plaintiffs’ counsel in the amount of $110,000 for attorneys’ fees and expenses in full satisfaction of their claim for attorney’s fees and expenses in the action. The Court of Chancery has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SCHLUMBERGER LIMITED

/s/ Saul R. Laureles
Saul R. Laureles
Assistant Corporate Secretary

Date: July 19, 2016